As filed with the Securities and Exchange Commission on April 29, 2015

Registration No.: 333- ____________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INUVO, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0450450
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

1111 Main Street, Suite 201, Conway, AR	72032
(Address of Principal Executive Offices)	(Zip Code)

2010 Equity Compensation Plan
(Full title of the plan)

Mr. Wallace Ruiz Chief Financial Officer Inuvo, Inc. 1111 Main Street, Suite 201 Conway, AR 72032
(Name and address of agent for service)

(501) 205-8508
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)

Common stock, par value $0.001 per share	450,000	$2.27	$1,021,500	$118.70

(1)           To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Inuvo, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)           Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE MKT on April 27, 2015.

EXPLANATORY NOTE

This registration statement on Form S-8 of Inuvo, Inc. relating to 450,000 shares of common stock, par value $0.001 per share, issuable under the Inuvo, Inc. 2010 Equity Compensation Plan (the “Plan”), which common stock is in addition to the 700,000 shares (taking into account a 1-for-10 reverse stock split on December 10, 2010) of common stock registered by us on a registration statement on Form S-8 filed with the Securities and Exchange Commission on September 2, 2010 (File No. 333-169158) and the 2,685,945 shares of common stock registered by us on a registration statement on Form S-8 filed with the Securities and Exchange Commission on February 29, 2012 (File No. 333-179790) (collectively, the “Prior Registration Statements”).

The Plan contains an “evergreen formula” pursuant to which the number of shares of common stock available for issuance under the Plan will automatically increase on the first trading day of January each calendar year during the term of the Plan, beginning with calendar year 2011, by an amount equal to 1% of the total number of shares of our common stock outstanding on the last trading day in December of the immediately preceding calendar year, up to a maximum annual increase of 150,000 shares of common stock. As a result of the evergreen formula, on January 1, 2013 the number of shares reserved under the Plan increased to 3,535,945 shares, on January 1, 2014 the number of shares reserved under the Plan increased to 3,685,945 shares and on January 1, 2015 the number of shares reserved under the Plan increased to 3,835,945 shares.

This registration statement relates to the same class as those to which the Prior Registration Statements relate and is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities.  Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statements, to the extent relating to the registration of shares of common stock under the Plan and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.     Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

●	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on February 9, 2015);

●	Reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014; and

●
The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 28, 2005, as amended on February 29, 2008 (File No. 1-32442) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.    Exhibits.

Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP *
10.1	2005 Long-Term Incentive Plan **
10.2	2010 Equity Compensation Plan **
23.1	Consent of Mayer Hoffman & McCann P.C. *
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)

*	Filed herewith.
**	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas on April 29, 2015.

Inuvo, Inc.

By:	/s/ Richard K. Howe
Richard K. Howe, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard K. Howe his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard K. Howe	Chief Executive Officer, director, principal executive officer	April 24, 2015
Richard K. Howe

/s/ Wallace D. Ruiz	Chief Financial Officer, principal financial and accounting officer	April 24, 2015
Wallace D. Ruiz

/s/ Charles L. Pope	Director	April 24, 2015
Charles Pope

/s/ Charles D. Morgan	Director	April 24, 2015
Charles D. Morgan

/s/ Patrick Terrell	Director	April 24, 2015
Patrick Terrell

/s/ Joseph P. Durrett	Director	April 24, 2015
Joseph P. Durrett

/s/ F. William Conner	Director	April 24, 2015
F. William Conner

EXHIBIT INDEX
Exhibit No.	Description
5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of Mayer Hoffman & McCann P.C. *
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)